Exhibit 99.5

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
October 1, 2014	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN COMPLETES ACQUISITION OF ROCKWOOD’S PERFORMANCE ADDITIVES AND TITANIUM DIOXIDE BUSINESSES

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) announced today that it has completed the acquisition of the Performance Additives and Titanium Dioxide (TiO2) businesses of Rockwood Holdings, Inc.

Peter R. Huntsman, President and CEO of Huntsman Corporation, commented:

“The successful completion of this acquisition better positions our company.  It will be immediately accretive to our earnings before synergies of $130 million and provides further optionality for our pigments business.

The addition of specialty titanium dioxide and performance additives will broaden our product offering and further enable our ability to build the most competitive and successful pigments and additives business in the world.  The majority of earnings over the past 12 months have come from their specialty and niche TiO2 businesses, demonstrating the diversity and breadth of the business we are acquiring.

Our existing business continues to perform very well.  We see excellent growth for products such as our MDI polyurethanes, amines and aerospace composites and we have a number of projects underway that will fuel this growth.  With the addition of the Rockwood businesses, we are well on our way to achieving our EBITDA goal of $2 billion within the next couple of years.”

The following businesses were acquired from Rockwood:

Huntsman paid approximately $1 billion in cash and assumed certain unfunded European pension liabilities.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2013 revenues of approximately $13 billion including the acquisition of Rockwood’s performance additives and TiO2 businesses. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets.  We operate more than 100 manufacturing and R&D facilities in more than 30 countries and employ approximately 15,000 associates within our 5 distinct business divisions.  For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.